                                                                    Exhibit m(2)

                              FIRSTAR FUNDS, INC.

                       AMENDED AND RESTATED SERVICE PLAN


          Section 1. Any officer of Firstar Funds, Inc. ("Firstar Funds") is authorized to execute and deliver, in the name and on behalf of Firstar Funds, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Board of Directors ("Agreements") with securities dealers, financial institutions and other industry professionals ("Shareholder Organizations") that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of Shares of Series A Shares of any Firstar Fund, except the Conning Money Market Fund (each, a "Fund" and collectively, the "Funds"). Pursuant to such Agreements, Shareholder Organizations shall provide or arrange at their own expense to provide support services as set forth therein to shareholders who beneficially own Series A Shares of any Fund offered by Firstar Funds in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to
 .25% of the average daily net asset value of the outstanding Series A Shares beneficially owned by such shareholders. "Agreements" under this Plan also includes agreements substantially in any form duly approved by the Board of Directors between Firstar Investment Research and Management Company LLC, Firstar Mutual Fund Services LLC or an affiliate and another Shareholder Organization, pursuant to which the Shareholder Organization provides support services as set forth therein to shareholders who beneficially own Series A Shares of any Fund offered by Firstar Funds in consideration of a fee, all or a portion of which may be payable by the Funds, so long as the portion payable by Firstar Funds does not exceed an annual rate of up to .25% of the average daily net asset value of the outstanding Series A Shares beneficially owned by such shareholders. Firstar Funds is authorized to execute such Agreements, or an agreement to pay such fee thereunder. Firstar Mutual Fund Services, LLC ("FMFS") and its affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

          Section 2. FMFS shall monitor the arrangements pertaining to Firstar Funds' Agreements with Shareholder Organizations in accordance with the terms of FMFS's co-administration agreement with Firstar Funds. Firstar Funds shall not be obliged to execute any Agreement with any qualifying Shareholder Organization.

          Section 3. So long as this Plan is in effect, FMFS shall provide to Firstar Funds' Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

          Section 4. This Plan has previously become effective with respect to each particular Fund upon the approval of the Plan (and the form of Agreement attached hereto) by a majority of Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Act, of Firstar Funds and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested

Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Agreement).

     Section 5. Unless sooner terminated, this Plan shall continue until February 29, 2000 and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually in the manner set forth in Section 4.

     Section 6. This Plan may be amended at any time with respect to any Fund by the Board of Directors, provided that any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in
Section 4.

     Section 7. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Directors.

     Section 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of Firstar Funds shall be committed to the discretion of such non-interested Directors.

     Section 9. All expenses incurred by Firstar Funds with respect to the Series A Shares of a particular Fund in connection with Agreements and the implementation of this Plan shall be borne entirely by Series A Shares of such Fund.

     Section 10. Firstar Funds originally adopted this Plan as of December 16, 1988. The Plan was amended and restated on December 16, 1994 and November 1, 1999, and further amended and restated effective November 27, 2000.

                                                                      Appendix A


                              SERVICING AGREEMENT

Gentlemen:

          We wish to enter into this Servicing Agreement with you concerning the provision of support services to shareholders ("Shareholders") who may from time to time beneficially own shares of the Series A Common Stock of any Fund except the Institutional Money Market Fund offered by Firstar Funds, Inc.

          The terms and conditions of this Servicing Agreement are as follows:

          Section 1. You, Servicing Agent, agree to provide, or at your expense, arrange to provide, the following support services to Shareholders who may from time to time beneficially own Series A Shares:1 (i) transmitting dividend and distribution payment requests from us on behalf of Shareholders; (ii) providing information periodically to Shareholders showing their positions in Series A Shares in addition to regular statements, if and as requested by Shareholders;
(iii) arranging for bank wires; (iv) responding to Shareholder inquiries relating to the services performed by you; (v) providing subaccounting with respect to Series A Shares beneficially owned by Shareholders or the information to us necessary for subaccounting; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Shareholders; (vii) processing exchange and redemption requests from Shareholders and placing net exchange and redemption orders with our service contractors; (viii) assisting Shareholders in changing dividend options, account designations and addresses; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

          Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Shareholders.

          Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Series A Shares except those contained in our then current prospectuses and statements of additional information for Series A Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.


____________________
/1/ Services may be modified or omitted in the particular case and items renumbered.

          Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Series A Shares (or orders relating to the same) by or on behalf of Shareholders. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

          Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of .___ of 1% of the average daily net asset value of the Series A Shares beneficially owned by your Shareholders for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Shareholders' Series A Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Shareholders' Series A Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Series A Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Series A Shares, including the sale of Series A Shares to you for the account of any Shareholder or Shareholders. All fees payable by Firstar Funds under this Agreement with respect to the Series A Shares of a particular Fund shall be borne by, and be payable entirely out of the assets allocable to, said Series A Shares; and no other Fund or series of Shares offered by Firstar Funds shall be responsible for such fees.

          Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Shareholders of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

          Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

          Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder, together with any other compensation you receive from Shareholders for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing your relationships with Shareholders; (ii) you will provide to Shareholders a schedule of any fees that you may charge to them relating to the investment of their assets in Series A Shares; and (iii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Series A Shares.

          Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until February 28, ______, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Series A Shares of any Fund, without penalty, at any time by us (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section
12) or by you upon notice to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act).

          Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein.

          Section 11. This Agreement will be construed in accordance with the laws of the State of Wisconsin.

          Section 12. This Agreement has been approved by vote of a majority of
(i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Service Plan adopted by us or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

               If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

                                            Very truly yours,

                                            FIRSTAR FUNDS, INC.


Date:__________________                     By: ___________________________
                                                   (Authorized Officer)

                                            Name: _________________________


                                            Accepted and Agreed to:
                                            [Service Organization]


Date:__________________                     By: ___________________________
                                                   (Authorized Officer)

                                            Name: _________________________